EXHIBIT 15.1

Awareness Letter of Independent Accountants

November 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 30, 2003 on our review of interim financial information of Southwest Bancorporation of Texas, Inc. for the three and nine month periods ended September 30, 2003 and September 30, 2002 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 is incorporated by reference in its Registration Statements on Form S-8 dated February 12, 1997, May 28, 1997, August 13, 1997, June 1, 1998, April 14, 1999, May 2, 2000, May 4, 2001, December 4, 2001 and May 6, 2002.

/s/ PricewaterhouseCoopers LLP